Exhibit 99.1

URBAN OUTFITTERS, INC.

Holiday Sales Results

Philadelphia, PA – January 9, 2017

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Holiday Sales

PHILADELPHIA, PA, January 9, 2017 – Urban Outfitters, Inc. (NASDAQ:URBN), a portfolio of global consumer brands comprised of Anthropologie, Bhldn, Free People, Terrain, Urban Outfitters and Vetri Family brands, today announced net sales for the two and eleven months ended December 31, 2016.

Total Company net sales for the two months ended December 31, 2016, increased by 3% over the same period last year. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, increased 1.5%. By brand, comparable Retail segment net sales increased 3.6% at Urban Outfitters and 2.9% at Free People, but decreased 1.0% at the Anthropologie Group. The increase in comparable Retail segment sales was driven by strong, double-digit growth in the direct-to-consumer channel, which was partially offset by lower than anticipated retail store comparable net sales. Wholesale segment net sales decreased by 4% as the prior year period benefitted from late shipments of third quarter bookings. The Company expects total Company gross margins to deleverage more than previously expected primarily driven by two factors. First was the larger than expected shift in demand by channel. This shift, caused by lower store traffic, resulted in lower store sales and required higher promotional activity to boost demand. The second factor was a larger than anticipated shift in product mix that saw customers respond more favorably to lower margin items and categories.

For the eleven months ended December 31, 2016, total Company net sales increased 3% over the same period last year. Comparable Retail segment net sales increased 1.3%. Wholesale segment net sales increased 12%.

During the eleven months ended December 31, 2016, the Company opened a total of 27 new stores including: 13 Free People stores, 10 Anthropologie Group stores and 4 Urban Outfitters stores; and closed 3 stores including: 1 Free People store, 1 Anthropologie Group store and 1 Urban Outfitters store. During the eleven months ended December 31, 2016, the Company opened 2 new restaurants and acquired 6 Vetri Family restaurants which are included in the Food and Beverage division.

Urban Outfitters, Inc. is a portfolio of global consumer brands which offers a variety of lifestyle merchandise and consumer products to highly defined customer niches through 243 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 227 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 126 Free People stores in the United States and Canada, catalogs and websites; Free People wholesale, which sells its product to approximately 1,900 specialty stores and select department stores worldwide, and 12 Food and Beverage restaurants, as of December 31, 2016.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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